Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Results for Third Quarter 2019

Houston, Texas (Monday, October 28, 2019) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended September 30, 2019.

Third Quarter 2019 Highlights
	Three Months Ended September 30,
($ in millions, except per unit amounts)	2019	2018
Operating income	$1,474	$1,643
Net income	$1,045	$1,335
Fully diluted earnings per unit	$0.46	$0.60
CFFO (1)	$1,643	$1,578
Total gross operating margin (2)	$2,036	$2,123
Adjusted EBITDA (2)	$2,023	$1,902
Free cash flow (2)	$1,025	$477
Distributable cash flow (2)	$1,640	$1,567

(1)
Cash flow from operations (“CFFO”) includes the impact of the timing of cash receipts and payments related to operations.  The net effect of changes in operating accounts, which are a component of CFFO, was a decrease of $77 million in CFFO in the third quarter of 2019 compared to a decrease of $33 million in CFFO in the third quarter of 2018.

(2)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), free cash flow (“FCF”) and distributable cash flow (“DCF”) are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Net income for the third quarter of 2019 included unrealized mark-to-market losses of $86 million, or a loss of $0.04 per fully diluted unit, primarily related to activities to hedge interest rates for future issuances of debt.  Net income for the third quarter of 2018 included unrealized mark-to-market gains of $204 million, or a gain of $0.09 per fully diluted unit, primarily from hedging activities related to our Midland-to-ECHO 1 crude oil pipeline.  In addition, net income for the third quarter of 2019 also included non-cash, asset impairment and related charges of $39 million, or a loss of $0.02 per fully diluted unit.

•
Enterprise increased its cash distribution with respect to the third quarter of 2019 by 2.3 percent to $0.4425 per unit compared to the distribution paid for the third quarter of 2018.  The distribution will be paid November 12, 2019 to unitholders of record as of the close of business on October 31, 2019.

•
CFFO increased 4 percent to $1.6 billion for the third quarter of 2019 compared to the third quarter of 2018.  The distribution with respect to the third quarter of 2019 represents a 59 percent payout ratio of CFFO for the third quarter of 2019.  FCF for the third quarter of 2019 increased 115 percent to $1.0 billion from $477 million in the third quarter of 2018, primarily as a result of the initial contribution of $441 million for a noncontrolling interest in the Shin Oak NGL pipeline.  FCF for the 12-month period ending September 30, 2019, increased 28 percent to $2.7 billion compared to $2.1 billion reported for the comparable period ending September 30, 2018.

•
Enterprise reported DCF of $1.6 billion for the third quarter of 2019, which provided 1.7 times coverage of the $0.4425 per unit cash distribution and resulted in $665 million of retained DCF.  DCF for the first nine months of 2019 was $5.0 billion, which also provided 1.7 times coverage of the aggregate $1.32 per unit of cash distributions for that period and resulted in $2.1 billion of retained DCF.  Retained DCF is available to reinvest in growth capital projects and reduces our need to issue additional equity.

•	Third Quarter Volume Highlights

	Three Months Ended September 30,
	2019	2018
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.6	6.2
Marine terminal volumes (million BPD)	1.9	1.5
Natural gas pipeline volumes (TBtu/d)	14.5	14.0
NGL fractionation volumes (MBPD)	1,003	989
Propylene plant production volumes (MBPD)	105	93
Fee-based natural gas processing volumes (Bcf/d)	5.3	5.1
Equity NGL production volumes (MBPD)	111	139
As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtu/d” means trillion British thermal units per day.

•
Capital investments were $1.1 billion in the third quarter of 2019, and $3.4 billion for the first nine months of 2019. Included in these investments were sustaining capital expenditures of $91 million for the third quarter of 2019 and $233 million for the first nine months of 2019.

“The third quarter of 2019 was another strong quarter for Enterprise and reflected the quality of our fee based businesses,” stated A. J. “Jim” Teague, chief executive officer of Enterprise’s general partner.  “We reported a four percent increase in cash flow from operations to $1.6 billion compared to the same quarter in 2018.  Contributions from our fee-based businesses more than offset lower cash flow from our natural gas processing business due to lower NGL prices and our NGL and crude oil marketing businesses due to a decrease in regional price spreads.  We benefited from cash flows generated by new assets going into service over the past year as well as volume growth on certain assets.  During the quarter, the partnership set six operational records including total equivalent pipeline volumes, natural gas pipeline volumes, NGL fractionation volumes, crude oil marine terminal volumes and propylene production volumes.”

“The third quarter was also very successful in terms of underwriting new growth projects.  We were successful in sanctioning two expansions of our Midland-to-ECHO crude oil pipeline system and our second propane dehydrogenation facility.  In total, we now have $9.1 billion of growth capital projects under construction.  These projects are scheduled to begin service between now and the end of 2023.  Approximately $3.0 billion of growth capital projects are expected to be completed and begin commissioning over the next six months, including our isobutane dehydrogenation facility and 10th NGL fractionator in the Mont Belvieu area, the ethylene export marine terminal on the Houston Ship Channel and two natural gas processing plants.  These projects should enable us to continue to increase our cash flow per unit while maintaining our strong balance sheet,” concluded Teague.

Review of Third Quarter 2019 Results

Enterprise reported total gross operating margin of $2.0 billion for the third quarter of 2019 and $2.1 billion for the third quarter of 2018.  Gross operating margin included net non-cash, mark-to-market gains of $9 million and $204 million in the third quarters of 2019 and 2018, respectively.  Below is a detailed review of each business segment’s performance.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.0 billion for the third quarter of 2019 compared to $1.1 billion for the third quarter of 2018.

Enterprise’s natural gas processing and related NGL marketing business reported gross operating margin of $288 million for the third quarter of 2019 compared to $397 million of gross operating margin for the third quarter of 2018.  The partnership’s natural gas processing plants accounted for $81 million of the decrease in gross operating margin, primarily due to lower processing margins, a decrease in equity NGL production and higher operating expenses, which more than offset the benefit of a 47 percent increase in fee-based processing volumes at our Permian Basin plants.  Our Orla III plant in the Permian Basin commenced operations in July 2019.  The three Orla natural gas processing plants combined for a 382 MMcf/d increase in fee-based processing volumes this quarter compared to the third quarter last year.  Total fee-based processing volumes in the third quarter of 2019 increased to 5.3 Bcf/d from 5.1 Bcf/d in the same quarter in 2018.  The partnership’s equity NGL production in the third quarter of 2019 was 111 MBPD versus 139 MBPD for the third quarter of last year.

Gross operating margin from NGL marketing activities decreased $27 million, primarily due to lower average sales margins, partially offset by higher sales volumes.  NGL marketing activities for the third quarter of 2018 benefited from stronger commodity prices and regional NGL price spreads.

Gross operating margin from the partnership’s NGL pipelines and storage business increased 15 percent, to a record $593 million from $514 million for the third quarter of 2018.  NGL pipeline transportation volumes for the third quarter of 2019 increased to 3.6 million BPD from 3.5 million BPD for the third quarter of 2018.  NGL marine terminal volumes were 602 MBPD this quarter compared to 606 MBPD for the same quarter last year.

The Shin Oak NGL pipeline, which was placed into service in February 2019, generated $38 million of gross operating margin for the third quarter of 2019 on a net 113 MBPD of transportation volumes from direct tariff movements and 152 MBPD of volumes offloaded from affiliated pipelines.  Gross operating margin from our Aegis ethane pipeline increased $16 million, primarily attributable to a 143 MBPD increase in transportation volumes for the third quarter of this year versus the third quarter of 2018.  Enterprise completed an expansion of the Aegis ethane pipeline in the first quarter of 2019 to accommodate demand from new ethylene crackers scheduled to come into service along the Gulf Coast this year.  The Chaparral pipeline generated a $13 million increase in gross operating margin compared to the third quarter of 2018 from higher average transportation fees and an 18 MBPD increase in transportation volumes.

Gross operating margin from our NGL storage facilities at Mont Belvieu increased $26 million for the third quarter of 2019 compared to the third quarter of 2018, primarily due to higher throughput and storage fees.  Gross operating margin from Enterprise’s Hydrocarbons Terminal (“EHT”) located on the Houston Ship Channel was $5 million higher this quarter versus the third quarter of 2018 largely due to a 21 MBPD increase in export volumes.

Enterprise’s NGL fractionation business reported gross operating margin of $127 million for the third quarter of 2019 compared to $153 million for the third quarter of 2018.  The partnership’s Mont Belvieu NGL fractionators reported a $19 million decrease in gross operating margin, primarily due to lower product blending revenues and higher operating expenses.  Gross operating margin for the partnership’s South Texas NGL fractionators decreased $4 million for the third quarter of this year versus the third quarter of 2018 primarily due to maintenance activities at the Shoup fractionator.

Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was $496 million for the third quarter of 2019, which included non-cash, mark-to-market gains on financial instruments related to crude oil pipeline hedging activities of $10 million.  This compares to gross operating margin of $594 million for the third quarter of

2018, which included non-cash, mark-to-market gains of $200 million on financial instruments.    Excluding these non-cash, mark-to-market gains, gross operating margin for the third quarter of 2019 increased $92 million compared to the third quarter of 2018.  Total crude oil pipeline transportation volumes increased 21 percent to 2.3 million BPD for the third quarter of 2019 from 1.9 million BPD for the third quarter of 2018.  Total crude oil marine terminal volumes increased 56 percent to a record 987 MBPD for the third quarter of 2019 from 632 MBPD for the third quarter of last year.

Gross operating margin from Enterprise’s Midland-to-ECHO 1 pipeline included $10 million of non-cash, mark-to-market gains in the third quarter of 2019 and $187 million of non-cash, mark-to-market gains in the third quarter of 2018.  Excluding these non-cash, mark-to-market gains, gross operating margin from Enterprise’s Permian-to-Houston pipelines, which includes Midland-to-ECHO 1 & 2, the West Texas and South Texas pipeline systems and related business activities, increased a combined $43 million to $238 million for the third quarter of 2019 compared to the third quarter of 2018.  The Midland-to-ECHO 2 pipeline, which began commercial operations in April 2019, contributed $27 million of this increase in gross operating margin.  Transportation volumes on our Midland-to-ECHO 1 pipeline increased 8 percent, or 36 MBPD, to a net 489 MBPD for the third quarter of 2019 compared to the third quarter last year.  Midland-to-ECHO 2 pipeline transportation volumes were 211 MBPD during the third quarter of 2019.

During the third quarter of 2019, gross operating margin from our equity investment in the Seaway Pipeline system increased $25 million, primarily due to a net 130 MBPD increase in transportation volumes and higher average transportation fees compared to the third quarter of 2018.

Gross operating margin from crude oil export activities at Enterprise’s marine terminals on the Houston Ship Channel and at Beaumont increased $35 million for the third quarter of 2019 compared to the same quarter last year due to a 320 MBPD increase in net export volumes.

Gross operating margin from other crude oil marketing activities decreased $35 million for the third quarter of 2019 compared to the third quarter of 2018, primarily due to lower sales volumes and lower non-cash, mark-to-market earnings.

Natural Gas Pipelines & Services – Gross operating margin from the Natural Gas Pipelines & Services segment increased 19 percent to $259 million for the third quarter of 2019 from $217 million for the third quarter of 2018.  Total natural gas transportation volumes for this segment increased to a record 14.5 TBtu/d this quarter from 14.0 TBtu/d during the third quarter of last year.

Enterprise’s natural gas marketing business reported a $36 million increase in gross operating margin for the third quarter of 2019 compared to the same quarter in 2018, primarily due to higher average sales margins that benefitted from regional natural gas price spreads across Texas.

Gross operating margin from the Acadian Gas System increased $7 million in the third quarter of 2019 compared to the third quarter of 2018, primarily due to a $10 million benefit recognized in the third quarter of 2019 in connection with proceeds received from a legal settlement.  Transportation volumes on the Haynesville Extension pipeline increased 114 BBtu/d to 1.9 TBtu/d for the third quarter of 2019 compared to the third quarter last year.

Enterprise’s Permian Basin Gathering System reported a $7 million increase in gross operating margin for the third quarter of 2019 compared to the same quarter in 2018 primarily due to an increase in gathering volumes and higher condensate sales.

Gross operating margin from the Texas Intrastate System increased $1 million this quarter compared to the third quarter of last year, primarily due to higher average fees and a 131 BBtu/d increase in transportation volumes.  Natural gas pipeline volumes for this system were 4.7 TBtu/d in the third quarter of 2019 compared to 4.6 TBtu/d for the third quarter of 2018.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 16 percent to $288 million for the third quarter of 2019 from $249 million for the third quarter of 2018.  Total segment pipeline transportation volumes were 747 MBPD for the third quarter of 2019 compared to 796 MBPD for the third quarter of 2018.

The partnership’s propylene business reported a $37 million, or 39 percent, increase in gross operating margin to $131 million for the third quarter of 2019.  Total propylene production volumes increased 13 percent to a record 105 MBPD this quarter.  Enterprise’s Mont Belvieu propylene fractionators contributed $21 million to the increase in gross operating margin, primarily due to higher sales volumes partially offset by lower average sales margins and fees.  The propane dehydrogenation (“PDH”) facility contributed $17 million to the increase primarily due to higher sales of polymer-grade propylene and associated by-products.

Gross operating margin from Enterprise’s octane enhancement and high-purity isobutylene plant for the third quarter of 2019 increased $14 million versus the same quarter of 2018 primarily due to higher sales margins.

The butane isomerization and related deisobutanizer (“DIB”) operations reported a $14 million decrease in gross operating margin this quarter compared to the third quarter of 2018, primarily due to lower average by-product sales prices and higher maintenance costs at our isomerization facility.

Capitalization

Total debt principal outstanding at September 30, 2019 was $28.2 billion, including $2.6 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At September 30, 2019 Enterprise had consolidated liquidity of approximately $6.2 billion, which was comprised of available borrowing capacity under our revolving credit facilities and $1.2 billion of unrestricted cash on hand.  The partnership retired $800 million of debt principal on October 15, 2019 related to the maturity of senior notes.

Total capital investments for the third quarter of 2019 were $1.1 billion, which included $91 million of sustaining capital expenditures.  For the first nine months of 2019, Enterprise’s capital investments totaled $3.4 billion, which included $233 million of sustaining capital expenditures.  We currently expect our growth capital investments for 2019 to approximate $4.0 billion, net of cash contributions from noncontrolling interests.  Sustaining capital expenditures for 2019 are currently estimated to be approximately $350 million.  We currently expect growth capital investments to approximate $3.0 billion to $4.0 billion in 2020.

Beginning with the distribution paid in August 2019, we elected to utilize open market purchases to satisfy reinvestments under our Distribution Reinvestment Plan (“DRIP”) and purchases under our Employee Unit Purchase Plan (“EUPP”) rather than issue new units.  In August 2019, approximately 1.4 million common units were purchased on the open market and delivered to participants in these plans.  We will continue to use open market purchases to satisfy November 2019 DRIP investments and EUPP purchases.

Conference Call to Discuss Third Quarter 2019 Earnings

Today, Enterprise will host a conference call to discuss third quarter 2019 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 Bcf of natural gas storage capacity.

 This press release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2019	2018	2019	2018	2019
Revenues	$7,964.1	$9,585.9	$24,783.9	$27,351.9	$33,966.2
Costs and expenses:
Operating costs and expenses	6,573.7	8,001.9	20,394.3	23,776.6	28,015.0
General and administrative costs	55.5	52.7	160.2	157.1	211.4
Total costs and expenses	6,629.2	8,054.6	20,554.5	23,933.7	28,226.4
Equity in income of unconsolidated affiliates	139.3	112.0	431.3	350.0	561.3
Operating income	1,474.2	1,643.3	4,660.7	3,768.2	6,301.1
Other income (expense):
Interest expense	(382.9)	(279.5)	(950.2)	(806.2)	(1,240.7)
Other, net	(31.1)	(18.2)	(111.4)	5.8	(130.3)
Total other expense	(414.0)	(297.7)	(1,061.6)	(800.4)	(1,371.0)
Income before income taxes	1,060.2	1,345.6	3,599.1	2,967.8	4,930.1
Provision for income taxes	(15.4)	(11.0)	(37.4)	(34.5)	(63.2)
Net income	1,044.8	1,334.6	3,561.7	2,933.3	4,866.9
Net income attributable to noncontrolling interests	(25.6)	(21.4)	(67.3)	(45.6)	(87.8)
Net income attributable to limited partners	$1,019.2	$1,313.2	$3,494.4	$2,887.7	$4,779.1
Per unit data (fully diluted):
Earnings per unit	$0.46	$0.60	$1.59	$1.32	$2.17
Average limited partner units outstanding (in millions)	2,202.3	2,190.5	2,201.5	2,184.4	2,199.8

Supplemental financial data:
Net cash flow provided by operating activities	$1,642.5	$1,577.5	$4,826.2	$4,275.3	$6,677.2
Cash flows used in investing activities	$1,086.3	$1,093.2	$3,372.8	$3,182.8	$4,471.6
Cash flows provided by (used in) financing activities	$544.3	$(546.7)	$(655.7)	$(883.7)	$(1,276.9)
Total debt principal outstanding at end of period	$28,196.4	$26,128.2	$28,196.4	$26,128.2	$28,196.4

Non-GAAP Distributable Cash Flow (1)	$1,639.5	$1,566.5	$4,990.3	$4,372.4	$6,607.3
Non-GAAP Adjusted EBITDA (2)	$2,023.1	$1,902.3	$6,097.9	$5,356.2	$7,964.6
Non-GAAP Free Cash Flow (3)	$1,024.6	$476.8	$1,974.5	$1,263.6	$2,712.1
Gross operating margin by segment:
NGL Pipelines & Services	$1,008.3	$1,063.1	$2,933.8	$2,861.7	$3,902.8
Crude Oil Pipelines & Services	496.2	594.2	1,671.7	867.0	2,316.0
Natural Gas Pipelines & Services	258.5	216.9	824.6	628.2	1,087.6
Petrochemical & Refined Products Services	288.4	249.4	835.9	803.1	1,090.6
Total segment gross operating margin (4)	2,051.4	2,123.6	6,266.0	5,160.0	8,397.0
Net adjustment for shipper make-up rights (5)	(15.3)	(0.3)	(15.7)	27.6	(8.6)
Non-GAAP total gross operating margin (6)	$2,036.1	$2,123.3	$6,250.3	$5,187.6	$8,388.4

(1)    See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(2)    See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(3)    See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(4)    Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(5)    Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.
(6)    See Exhibit G for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2019	2018	2019	2018	2019
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,557	3,487	3,532	3,396	3,594
NGL marine terminal volumes (MBPD)	602	606	590	592	590
NGL fractionation volumes (MBPD)	1,003	989	990	942	982
Equity NGL production (MBPD) (2)	111	139	138	156	139
Fee-based natural gas processing (MMcf/d) (3)	5,291	5,080	5,275	4,751	5,214
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,321	1,914	2,315	1,971	2,294
Crude oil marine terminal volumes (MBPD)	987	632	972	690	904
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (4)	14,474	14,040	14,341	13,594	14,286
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	105	93	99	97	101
Butane isomerization volumes (MBPD)	109	105	110	111	106
Standalone DIB processing volumes (MBPD)	103	100	97	89	95
Octane additive and related plant production volumes (MBPD)	28	29	28	28	27
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	747	796	742	806	772
Refined products and petrochemicals marine terminal volumes (MBPD)	297	289	344	336	358
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,625	6,197	6,589	6,173	6,660
Natural gas pipeline transportation volumes (BBtus/d)	14,474	14,040	14,341	13,594	14,286
Equivalent pipeline transportation volumes (MBPD) (5)	10,434	9,892	10,363	9,750	10,419
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,886	1,527	1,906	1,618	1,852

(1)    Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)   Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)   “BBtus/d” means billion British thermal units per day.
(5)   Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2018 by quarter:
1st Quarter	$3.01	$0.25	$0.85	$0.96	$1.00	$1.41	$0.53	$0.33
2nd Quarter	$2.80	$0.29	$0.87	$1.00	$1.20	$1.53	$0.52	$0.37
3rd Quarter	$2.91	$0.43	$0.99	$1.21	$1.25	$1.54	$0.60	$0.45
4th Quarter	$3.65	$0.35	$0.79	$0.91	$0.94	$1.22	$0.51	$0.35
2018 Averages	$3.09	$0.33	$0.88	$1.02	$1.10	$1.43	$0.54	$0.38

2019 by quarter:
1st Quarter	$3.15	$0.30	$0.67	$0.82	$0.85	$1.16	$0.38	$0.24
2nd Quarter	$2.64	$0.21	$0.55	$0.63	$0.65	$1.21	$0.37	$0.24
3rd Quarter	$2.23	$0.17	$0.44	$0.51	$0.66	$1.06	$0.38	$0.23
2019 Averages	$2.67	$0.23	$0.55	$0.65	$0.72	$1.14	$0.38	$0.24

(1)   Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)   NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)   Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2018 by quarter:
1st Quarter	$62.87	$62.51	$65.47	$65.79
2nd Quarter	$67.88	$59.93	$72.38	$72.97
3rd Quarter	$69.50	$55.28	$73.67	$74.28
4th Quarter	$58.81	$53.64	$66.34	$66.20
2018 Averages	$64.77	$57.84	$69.47	$69.81

2019 by quarter:
1st Quarter	$54.90	$53.70	$61.19	$62.35
2nd Quarter	$59.81	$57.62	$66.47	$67.07
3rd Quarter	$56.45	$56.12	$59.75	$60.64
2019 Averages	$57.05	$55.81	$62.47	$63.35

(1)   West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)   Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)   Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.39 per gallon during the third quarter of 2019 versus $0.82 per gallon for the third quarter of 2018.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  A change in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable decreases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.		Exhibit D
Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Free Cash Flow (“FCF”)
Net cash flow provided by operating activities (GAAP)	$1,642.5	$1,577.5	$4,826.2	$4,275.3
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(1,086.3)	(1,093.2)	(3,372.8)	(3,182.8)
Cash contributions from noncontrolling interests	491.2	15.1	590.8	222.0
Cash distributions paid to noncontrolling interests	(22.8)	(22.6)	(69.7)	(50.9)
FCF (non-GAAP)	$1,024.6	$476.8	$1,974.5	$1,263.6

	For the Twelve Months Ended September 30,
	2019	2018
Net cash flow provided by operating activities (GAAP)	$6,677.2	$6,121.7
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(4,471.6)	(4,165.0)
Cash contributions from noncontrolling interests	606.9	222.0
Cash distributions paid to noncontrolling interests	(100.4)	(64.7)
FCF (non-GAAP)	$2,712.1	$2,114.0

FCF is a measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF appropriately reflects the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.			Exhibit E
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2019	2018	2019	2018	2019
Distributable Cash Flow (“DCF”)
Net income attributable to limited partners (GAAP)	$1,019.2	$1,313.2	$3,494.4	$2,887.7	$4,779.1
Adjustments to net income attributable to limited partners to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	493.6	457.0	1,456.7	1,330.8	1,917.5
Cash distributions received from unconsolidated affiliates	170.6	139.2	485.1	392.7	621.8
Equity in income of unconsolidated affiliates	(139.3)	(112.0)	(431.3)	(350.0)	(561.3)
Change in fair market value of derivative instruments	85.8	(204.1)	2.0	254.9	(236.5)
Change in fair value of Liquidity Option Agreement	38.7	18.5	123.1	34.9	144.3
Gain on step acquisition of unconsolidated affiliate	–	–	–	(39.4)	–
Sustaining capital expenditures (1)	(90.8)	(76.2)	(232.5)	(215.3)	(338.1)
Other, net	61.0	9.4	76.0	50.5	106.0
Subtotal DCF, before proceeds from asset sales and monetization of interest rate derivative instruments accounted for as cash flow hedges	1,638.8	1,545.0	4,973.5	4,346.8	6,432.8
Proceeds from asset sales	0.7	21.5	16.8	24.1	153.9
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	–	–	1.5	20.6
DCF (non-GAAP)	1,639.5	1,566.5	4,990.3	4,372.4	6,607.3
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(77.0)	(33.4)	(409.0)	(261.9)	(130.9)
Sustaining capital expenditures	90.8	76.2	232.5	215.3	338.1
Other, net	(10.8)	(31.8)	12.4	(50.5)	(137.3)
Net cash flow provided by operating activities (GAAP)	$1,642.5	$1,577.5	$4,826.2	$4,275.3	$6,677.2

(1)   Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

DCF is an important non-GAAP liquidity measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.

Enterprise Products Partners L.P.					Exhibit F
Adjusted EBITDA - UNAUDITED
($ in millions)					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018	2019
Net income (GAAP)	$1,044.8	$1,334.6	$3,561.7	$2,933.3	$4,866.9
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses	479.7	437.6	1,415.9	1,275.9	1,863.3
Interest expense, including related amortization	382.9	279.5	950.2	806.2	1,240.7
Cash distributions received from unconsolidated affiliates	170.6	139.2	485.1	392.7	621.8
Equity in income of unconsolidated affiliates	(139.3)	(112.0)	(431.3)	(350.0)	(561.3)
Provision for income taxes	15.4	11.0	37.4	34.5	63.2
Change in fair market value of commodity derivative instruments	(9.1)	(204.0)	(92.9)	254.8	(331.5)
Change in fair value of Liquidity Option Agreement	38.7	18.5	123.1	34.9	144.3
Gain on step acquisition of unconsolidated affiliate	–	–	–	(39.4)	–
Other, net	39.4	(2.1)	48.7	13.3	57.2
Adjusted EBITDA (non-GAAP)	2,023.1	1,902.3	6,097.9	5,356.2	7,964.6
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(382.9)	(279.5)	(950.2)	(806.2)	(1,240.7)
Net effect of changes in operating accounts, as applicable	(77.0)	(33.4)	(409.0)	(261.9)	(130.9)
Other, net	79.3	(11.9)	87.5	(12.8)	84.2
Net cash flow provided by operating activities (GAAP)	$1,642.5	$1,577.5	$4,826.2	$4,275.3	$6,677.2

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.					Exhibit G
Gross Operating Margin – UNAUDITED
($ in millions)					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018	2019
Total gross operating margin (non-GAAP)	$2,036.1	$2,123.3	$6,250.3	$5,187.6	$8,388.4
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses	(467.1)	(429.4)	(1,380.8)	(1,249.0)	(1,818.8)
Asset impairment and related charges in operating costs and expenses	(39.4)	(4.6)	(51.2)	(21.4)	(80.3)
Net gains attributable to asset sales in operating costs and expenses	0.1	6.7	2.6	8.1	23.2
General and administrative costs	(55.5)	(52.7)	(160.2)	(157.1)	(211.4)
Total operating income (GAAP)	$1,474.2	$1,643.3	$4,660.7	$3,768.2	$6,301.1

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (5) to Exhibit A of this press release.

Enterprise Products Partners L.P.			Exhibit H
Capital Investments – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2019	2018	2019	2018	2019
Capital investments:
Capital expenditures	$1,041.3	$1,083.1	$3,302.1	$3,004.2	$4,521.1
Cash used for business combinations, net	–	0.9	–	150.6	–
Investments in unconsolidated affiliates	40.2	49.2	100.1	95.1	118.6
Other investing activities	6.0	2.6	11.3	4.0	12.7
Total capital investments, cash and non-cash	$1,087.5	$1,135.8	$3,413.5	$3,253.9	$4,652.4